Exhibit 99

For Immediate Release

3M Reports First-Quarter 2018 Results

First-Quarter Highlights:

•                  Sales of $8.3 billion, up 7.7 percent year-on-year

•                  Organic local-currency sales growth of 2.8 percent; growth across all business groups

•                  GAAP EPS of $0.98, down 55 percent year-on-year

•                  Adjusted EPS of $2.50, up 15.7 percent year-on-year, excluding adjustments to provisional accounting for the Tax Cuts and Jobs Act (TCJA) and a legal settlement

•                  Returned $1.7 billion to shareholders via dividends and gross share repurchases

ST. PAUL, Minn. — Apr. 24, 2018 - 3M (NYSE: MMM) today reported first-quarter 2018 results.

“Coming off a strong 2017, our team opened the new year with broad-based organic growth of three percent, with positive growth across all business groups,” said Inge G. Thulin, 3M chairman, president and chief executive officer. “We also continued to invest in our commercialization capabilities, while returning significant cash to our shareholders — including a 16 percent dividend increase. Going forward we will continue to execute the 3M Playbook and leverage the world-class capabilities of our people and our enterprise, and I am confident we will deliver strong results in 2018.”

Sales were up 7.7 percent to $8.3 billion. Organic local-currency sales increased 2.8 percent while acquisitions, net of divestitures, increased sales by 0.7 percent. Foreign currency translation increased sales by 4.2 percent year-on-year.

Total sales grew 15.0 percent in Safety and Graphics, 7.1 percent in Industrial, 7.1 percent in Health Care, 5.0 percent in Consumer, and 4.6 percent in Electronics and Energy. Organic local-currency sales increased 6.9 percent in Safety and Graphics, 2.7 percent in Health Care, 2.2 percent in Industrial, 2.1 percent in Consumer, and 1.7 percent in Electronics and Energy.

On a geographic basis, total sales grew 13.7 percent in EMEA (Europe, Middle East and Africa), 10.0 percent in Asia Pacific, 4.3 percent in Latin America/Canada, and 3.5 percent in the U.S. Organic local-currency sales increased 4.9 percent in Asia Pacific, 3.5 percent in Latin America/Canada, 2.3 percent in the U.S., and 0.1 percent in EMEA.

First-quarter GAAP earnings were $0.98 per share, a decrease of 55 percent versus the first quarter of 2017. During the quarter, the company recorded an expense of $217 million, or $0.36 per share, related to the Tax Cuts and Jobs Act (TCJA). In addition, the company resolved a previously disclosed lawsuit with the State of Minnesota and recorded a pre-tax charge of $897 million, inclusive of legal fees and other related obligations, resulting in a reduction to first quarter earnings of $1.16 per share. Excluding these two items, earnings were $2.50 per share, an increase of 15.7 percent year-on-year, as referenced in the “Supplemental Financial Information Non-GAAP Measures” section.

First-quarter operating income was $1.0 billion with operating margins of 12.2 percent. Excluding the legal settlement, operating income was $1.9 billion with operating margins of 23.0 percent.

3M paid $810 million in cash dividends to shareholders and repurchased $937 million of its own shares during the quarter.

The company updated its 2018 GAAP earnings expectations to be in the range of $8.68 to $9.03 per share. Excluding the first quarter impact of the TCJA-related expense and the legal settlement, 3M expects its adjusted full-year 2018 earnings to be in the range of $10.20 to $10.55 per share versus a prior expectation of $10.20 to $10.70 per share. The company also updated its organic local-currency sales growth guidance to be in the range of 3 to 4 percent, versus a prior range of 3 to 5 percent.

First-Quarter Business Group Discussion

Industrial

•                  Sales of $3.1 billion, up 7.1 percent in U.S. dollars. Organic local-currency sales increased 2.2 percent, and foreign currency translation increased sales by 4.9 percent.

•                  On an organic local-currency basis:

•                  Sales growth was led by abrasives, automotive and aerospace, and industrial adhesives and tapes; automotive aftermarket declined.

•                  Sales grew in Asia Pacific, Latin America/Canada, and the U.S.; EMEA was flat.

•                  Operating income was $719 million, an increase of 7.3 percent year-on-year; operating margin of 22.9 percent.

Safety and Graphics

•                  Sales of $1.8 billion, up 15.0 percent in U.S. dollars. Organic local-currency sales increased 6.9 percent, foreign currency translation increased sales by 4.9 percent, and acquisitions, net of divestitures, increased sales by 3.2 percent.

•                  On an organic local-currency basis:

•                  Sales increased in all businesses, led by personal safety, commercial solutions, and roofing granules.

•                  Sales grew in all geographic areas led by Asia Pacific, the U.S., and EMEA.

•                  Operating income was $483 million, up 21.1 percent year-on-year; operating margin of 27.1 percent.

Health Care

•                  Sales of $1.5 billion, up 7.1 percent in U.S. dollars. Organic local-currency sales increased 2.7 percent, foreign currency translation increased sales by 4.3 percent, and acquisitions increased sales by 0.1 percent.

•                  On an organic local-currency basis:

•                  Sales growth was led by food safety, health information systems, and medical consumables; drug delivery declined.

•                  Sales increased in Asia Pacific, Latin America/Canada, and the U.S.; EMEA was flat.

•                  Operating income was $460 million, an increase of 7.0 percent year-on-year; operating margin of 29.9 percent.

Electronics and Energy

•                  Sales of $1.4 billion, up 4.6 percent in U.S. dollars. Organic local-currency sales increased 1.7 percent, foreign currency translation increased sales by 3.1 percent and divestitures decreased sales by 0.2 percent.

•                  On an organic local-currency basis:

•                  Electronics-related sales increased 3 percent with growth in electronics materials solutions partially offset by a decline in display materials and systems; energy-related sales declined 2 percent.

•                  Sales grew in Asia Pacific, while Latin America/Canada was flat; the U.S. and EMEA declined.

•                  Operating income was $337 million, an increase of 31.3 percent year-on-year; operating margin of 24.9 percent.

Consumer

•                  Sales of $1.1 billion, up 5.0 percent in U.S. dollars. Organic local-currency sales increased 2.1 percent and foreign currency translation increased sales by 2.9 percent.

•                  On an organic local-currency basis:

•                  Sales grew in home improvement and home care; consumer health care declined.

•                  Sales grew in the U.S. and Latin America/Canada; EMEA and Asia Pacific declined.

•                  Operating income was $218 million, down 2.4 percent year-on-year; operating margin of 19.3 percent.

3M will conduct an investor teleconference at 9:00 a.m. EDT (8:00 a.m. CDT) today. Investors can access this conference via the following:

•               Live webcast at http://investors.3M.com.

•               Live telephone:

Call 800-762-2596 within the U.S. or +1 212-231-2916 outside the U.S. Please join the call at least 10 minutes before the start time.

•               Webcast replay:

Go to 3M’s Investor Relations website at http://investors.3M.com and click on “Quarterly Earnings.”

•               Telephone replay:

Call 800-633-8284 within the U.S. or +1 402-977-9140 outside the U.S. (for both U.S. and outside the U.S., the access code is 21863181). The telephone replay will be available until 11:30 a.m. EDT (10:30 a.m. CDT) on May 1, 2018.

Forward-Looking Statements

This news release contains forward-looking information about 3M’s financial results and estimates and business prospects that involve substantial risks and uncertainties. You can identify these statements by the use of words such as “anticipate,” “estimate,” “expect,” “aim,” “project,” “intend,” “plan,” “believe,” “will,” “should,” “could,” “target,” “forecast” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans or prospects. Among the factors that could cause actual results to differ materially are the following: (1) worldwide economic, political, and capital markets conditions and other factors beyond the Company’s control, including natural and other disasters or climate change affecting the operations of the Company or its customers and suppliers; (2) the Company’s credit ratings and its cost of capital; (3) competitive conditions and customer preferences; (4) foreign currency exchange rates and fluctuations in those rates; (5) the timing and market acceptance of new product offerings; (6) the availability and cost of purchased components, compounds, raw materials and energy (including oil and natural gas and their derivatives) due to shortages, increased demand or supply interruptions (including those caused by natural and other disasters and other events); (7) the impact of acquisitions, strategic alliances, divestitures, and other unusual events resulting from portfolio management actions and other evolving business strategies, and possible organizational restructuring; (8) generating fewer productivity improvements than estimated; (9) unanticipated problems or delays with the phased implementation of a global enterprise resource planning (ERP) system, or security breaches and other disruptions to the Company’s information technology infrastructure; (10) financial market risks that may affect the Company’s funding obligations under defined benefit pension and postretirement plans; and (11) legal proceedings, including significant developments that could occur in the legal and regulatory proceedings described in the Company’s Annual Report on Form 10-K for the year ended Dec. 31, 2017, and any subsequent quarterly reports on Form 10-Q (the “Reports”). Changes in such assumptions or factors could produce significantly different results. A further description of these factors is located in the Reports under “Cautionary Note Concerning Factors That May Affect Future Results” and “Risk Factors” in Part I, Items 1 and 1A (Annual Report) and in Part I, Item 2 and Part II, Item 1A (Quarterly Reports). The information contained in this news release is as of the date indicated. The Company assumes no obligation to update any forward-looking statements contained in this news release as a result of new information or future events or developments.

3M Company and Subsidiaries

CONSOLIDATED STATEMENT OF INCOME

(Millions, except per-share amounts)

(Unaudited)

	Three months ended
	March 31,
	2018	2017

Net sales	$8,278	$7,685

Operating expenses
Cost of sales	4,236	3,882
Selling, general and administrative expenses	2,573	1,614
Research, development and related expenses	486	476
Gain on sale of businesses	(24)	(29)

Total operating expenses	7,271	5,943

Operating income	1,007	1,742

Other expense (income), net	42	5

Income before income taxes	965	1,737

Provision for income taxes	359	411

Net income including noncontrolling interest	$606	$1,326

Less: Net income attributable to noncontrolling interest	4	3

Net income attributable to 3M	$602	$1,323

Weighted average 3M common shares outstanding — basic	596.2	598.1
Earnings per share attributable to 3M common shareholders — basic	$1.01	$2.21

Weighted average 3M common shares outstanding — diluted	612.7	612.0
Earnings per share attributable to 3M common shareholders — diluted	$0.98	$2.16

Cash dividends paid per 3M common share	$1.36	$1.175

As discussed in note (c), results of operations for the first quarter of 2018 were impacted by an $897 million pre-tax charge related to settlement of a previously disclosed lawsuit with the State of Minnesota and a $217 million measurement period adjustment relative to the accounting for the 2017 enactment of the Tax Cuts and Jobs Act. In addition, as discussed in 3M’s Form 8-K dated March 15, 2018, the Company adopted Accounting Standards Update (ASU) No. 2017-07 relative to the presentation of pension and postretirement benefit costs in the first quarter of 2018 with retroactive impact to prior periods.

3M Company and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEET

(Dollars in millions)

(Unaudited)

	March 31,	December 31,
	2018	2017
ASSETS
Current assets
Cash and cash equivalents	$3,491	$3,053
Marketable securities — current	604	1,076
Accounts receivable — net	5,252	4,911
Inventories	4,295	4,034
Prepaids	832	937
Other current assets	344	266
Total current assets	14,818	14,277
Property, plant and equipment — net	8,864	8,866
Goodwill and intangible assets — net	13,455	13,449
Other assets	1,438	1,395
Total assets	$38,575	$37,987

LIABILITIES AND EQUITY
Current liabilities
Short-term borrowings and current portion of long-term debt	$3,449	$1,853
Accounts payable	1,874	1,945
Accrued payroll	563	870
Accrued income taxes	282	310
Other current liabilities	2,791	2,709
Total current liabilities	8,959	7,687
Long-term debt	12,211	12,096
Other liabilities	6,366	6,582
Total liabilities	$27,536	$26,365

Total equity	$11,039	$11,622
Shares outstanding
March 31, 2018: 593,692,282 shares
December 31, 2017: 594,884,237 shares
Total liabilities and equity	$38,575	$37,987

3M Company and Subsidiaries

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Dollars in millions)

(Unaudited)

	Three months ended
	March 31,
	2018	2017
NET CASH PROVIDED BY OPERATING ACTIVITIES	$143	$988

Cash flows from investing activities:
Purchases of property, plant and equipment	(304)	(287)
Purchases and proceeds from sale or maturities of marketable securities and investments — net	473	138
Proceeds from sale of businesses, net of cash sold	40	53
Other investing activities	72	6

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	281	(90)

Cash flows from financing activities:
Change in debt	1,581	(68)
Purchases of treasury stock	(937)	(690)
Proceeds from issuances of treasury stock pursuant to stock option and benefit plans	219	315
Dividends paid to shareholders	(810)	(702)
Other financing activities	(7)	(6)

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	46	(1,151)

Effect of exchange rate changes on cash and cash equivalents	(32)	28

Net increase (decrease) in cash and cash equivalents	438	(225)
Cash and cash equivalents at beginning of year	3,053	2,398

Cash and cash equivalents at end of period	$3,491	$2,173

3M Company and Subsidiaries

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP MEASURES

(Dollars in millions, except full-year 2018 forecast)

(Unaudited)

	Three months ended
	March 31,
Major GAAP Cash Flow Categories	2018	2017

Net cash provided by operating activities	$143	$988
Net cash provided by (used in) investing activities	281	(90)
Net cash provided by (used in) financing activities	46	(1,151)

Free Cash Flow (non-GAAP measure)			Full-Year 2018 Forecast (Billions)

Net cash provided by operating activities	$143	$988	$6.5 to $7.0
Purchases of property, plant and equipment	(304)	(287)	$1.5 to $1.8
Free cash flow (a)	(161)	701	$4.7 to $5.5

Net income attributable to 3M	$602	$1,323	$5.2 to $5.5
Free cash flow conversion (a)	(27)%	53%	90% to 100%

(a)                     Free cash flow and free cash flow conversion are not defined under U.S. generally accepted accounting principles (GAAP). Therefore, they should not be considered a substitute for income or cash flow data prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures used by other companies. The Company defines free cash flow as net cash provided by operating activities less purchases of property, plant and equipment. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures. The Company defines free cash flow conversion as free cash flow divided by net income attributable to 3M. The Company believes free cash flow and free cash flow conversion are meaningful to investors as they function as useful measures of performance, and the Company uses these measures as an indication of the strength of the company and its ability to generate cash.

	March 31,	December 31,
Net Debt (non-GAAP measure)	2018	2017

Total debt	$15,660	$13,949
Less: Cash, cash equivalents and marketable securities	4,122	4,156

Net debt (b)	$11,538	$9,793

(b)                     Net debt is not defined under U.S. GAAP and may not be computed the same as similarly titled measures used by other companies. The Company defines net debt as total debt less the total of cash, cash equivalents and current and long-term marketable securities. 3M believes net debt is meaningful to investors as 3M considers net debt and its components to be an important indicator of liquidity and a guiding measure of capital structure strategy.

3M Company and Subsidiaries

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP MEASURES — (CONTINUED)

(Dollars in millions, except per share amounts)

(Unaudited)

	Three months ended March 31, 2018
	Q1 2017	Q1 2018
Adjusted income, operating income margin, earnings per share, & effective tax rate (non- GAAP measures) (Dollars in millions, except per share amounts)	Reported GAAP Measure	Reported GAAP Measure	Adjustment for Measurement Period Accounting of TCJA	Adjustment for MN NRD Resolution	Adjusted Non-GAAP Measure (c)

Net sales	$7,685	$8,278	$—	$—	$8,278
Operating income	$1,742	$1,007	$—	$897	$1,904
Operating income margin	22.7%	12.2%			23.0%
Income before taxes	$1,737	$965	$—	$897	$1,862
Provision for income taxes	$411	$359	$(217)	$187	$329
Effective tax rate	23.7%	37.2%			17.6%

Net income attributable to 3M	$1,323	$602	$217	$710	$1,529
Earnings per diluted share	$2.16	$0.98	$0.36	$1.16	$2.50
Earnings per diluted share percent change		(54.6)%			15.7%

	Estimated Full Year 2018
Adjusted income, earnings per share, & effective tax rate (non-GAAP measures) (Dollars in billions, except per share amounts)	GAAP Measure	Adjustment for Measurement Period Accounting of TCJA	Adjustment for MN NRD Resolution	Adjusted Non- GAAP Measure (c)

Income before taxes	$6.8 to 7.3	$—	$0.9	$7.7 to 8.2
Provision for income taxes	$1.6 to 1.8	$(0.2)	$0.2	$1.5 to 1.8
Effective tax rate	23 to 25%			20 to 22%

Net income attributable to 3M	$5.2 to 5.5	$0.2	$0.7	$6.2 to 6.4
Earnings per diluted share	$8.68 to 9.03	$0.36	$1.16	$10.20 to 10.55

(c)                      In February 2018, 3M reached an agreement with the State of Minnesota that resolved the previously disclosed Natural Resource Damages (NRD) lawsuit filed by the State against the Company related to certain PFCs present in the environment. Under the terms of the settlement, 3M agreed to provide an $850 million grant to the State for a special “3M Water Quality and Sustainability Fund.” This Fund will enable projects that support water sustainability in the Twin Cities East Metro region, such as continued delivery of water to residents and enhancing groundwater recharge to support sustainable growth. The projects will also result in habitat and recreation improvements, such as fishing piers, trails, and open space preservation. 3M recorded a pre-tax charge of $897 million, inclusive of legal fees and other related obligations, in the first quarter of 2018 associated with the resolution of this matter. Also during the first quarter of 2018, 3M recorded a tax expense of $217 million related to a measurement period adjustment to the provisional amounts recorded in December 2017 from the enactment of the Tax Cuts and Jobs Act (TCJA). 3M’s provisional accounting continues to be subject to adjustment during the measurement period of up to one year following the December 2017 enactment of TCJA.

In addition to reporting financial results in accordance with U.S. GAAP, the Company also provides non-GAAP measures that adjust for the impacts of the NRD resolution and measurement period adjustment to the impact of enactment of the TCJA. These items represent significant charges that impacted the Company’s financial results. Operating income, income before taxes, net income, earnings per share, and the effective tax rate are all measures for which 3M provides the reported GAAP measure and an adjusted measure. The adjusted measures are not in accordance with, nor are they a substitute for, GAAP measures. The Company considers these non-GAAP measures in evaluating and managing the Company’s operations. The Company believes that discussion of results adjusted for this item is meaningful to investors as it provides a useful analysis of ongoing underlying operating trends. The determination of this item may not be comparable to similarly titled measures used by other companies.

3M Company and Subsidiaries

SALES CHANGE ANALYSIS (d)

(Unaudited)

	Three months ended March 31, 2018
			Europe,
			Middle	Latin
Sales Change Analysis	United	Asia-	East and	America/	World-
By Geographic Area	States	Pacific	Africa	Canada	Wide

Volume — organic	1.5%	4.9%	(1.3)%	2.5%	2.1%
Price	0.8	—	1.4	1.0	0.7
Organic local-currency sales	2.3	4.9	0.1	3.5	2.8
Acquisitions	2.6	0.6	3.2	1.1	1.9
Divestitures	(1.4)	(0.6)	(2.0)	(1.3)	(1.2)
Translation	—	5.1	12.4	1.0	4.2
Total sales change	3.5%	10.0%	13.7%	4.3%	7.7%

	Three months ended March 31, 2018
	Organic
Worldwide	local-				Total
Sales Change Analysis	currency				sales
By Business Segment	sales	Acquisitions	Divestitures	Translation	change

Industrial	2.2%	—%	—%	4.9%	7.1%
Safety and Graphics	6.9	9.9	(6.7)	4.9	15.0
Health Care	2.7	0.1	—	4.3	7.1
Electronics and Energy	1.7	—	(0.2)	3.1	4.6
Consumer	2.1	—	—	2.9	5.0
Total Company	2.8%	1.9%	(1.2)%	4.2%	7.7%

(d)                     Total sales change is calculated based on reported sales results. The components of sales change include organic local-currency sales, acquisitions, divestitures, and translation. Organic local-currency sales includes both organic volume impacts (which excludes acquisition and divestiture impacts), plus selling price changes. Acquisition and divestiture impacts are measured separately for the first 12 months post-transaction.

3M Company and Subsidiaries

BUSINESS SEGMENTS

(Dollars in millions)

(Unaudited)

As part of 3M’s continuing effort to improve the alignment of its businesses around markets and customers, the Company made the following changes, effective in the first quarter of 2018, and other revisions impacting business segment reporting:

Consolidation of customer account activity within international countries — expanding dual credit reporting

•                  The Company consolidated its customer account activity in each country into centralized sales districts for certain countries that make up approximately 70 percent of 3M’s 2017 international net sales. Expansion of these initiatives, which previously had been deployed only in the U.S., reduces the complexity for customers when interacting with multiple 3M businesses. 3M business segment reporting measures include dual credit to business segments for certain sales and related operating income. This dual credit is based on which business segment provides customer account activity with respect to a particular product sold in a specific country. The expansion of alignment of customer accounts within additional countries increased the attribution of dual credit across 3M’s business segments. Additionally, certain sales and operating income results for electronic bonding product lines that were previously equally divided between the Electronics and Energy business segment and the Industrial business segment are now reported similarly to dual credit. As a result, previously reported aggregate business segment net sales and operating income for total year 2017 increased $1.568 billion and $402 million, respectively, offset by similar increases in the elimination of dual credit net sales and operating income amounts.

Centralization of manufacturing and supply technology platforms

•                  Certain shared film manufacturing and supply technology platform resources formerly reflected within the Electronics and Energy business segment were combined with other shared and centrally managed material resource centers of expertise within Corporate and Unallocated. This change resulted in a decrease in previously reported net sales and an increase in operating income for total year 2017 of $1 million and $42 million, respectively, in the Electronics and Energy segment, offset by a corresponding increase in net sales and decrease in operating income within Corporate and Unallocated.

In addition, 3M adopted ASU N0. 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost, effective January 1, 2018, on a retrospective basis. As a result, operating income for 3M’s business segments has been revised to reflect non-service cost related pension and postretirement net periodic benefit costs within other expense (income) net.

The financial information presented herein reflects the impact of the preceding changes for all periods presented. Refer to 3M’s Current Report on Form 8-K furnished on March 15, 2018, for additional supplemental unaudited historical business segment net sales and operating income information.

BUSINESS SEGMENT INFORMATION	Three months ended
NET SALES	March 31,
(Millions)	2018	2017

Industrial	$3,144	$2,936
Safety and Graphics	1,783	1,550
Health Care	1,536	1,435
Electronics and Energy	1,350	1,291
Consumer	1,127	1,073
Corporate and Unallocated	—	1
Elimination of Dual Credit	(662)	(601)

Total Company	$8,278	$7,685

BUSINESS SEGMENT INFORMATION	Three months ended
OPERATING INCOME	March 31,
(Millions)	2018	2017

Industrial	$719	$670
Safety and Graphics	483	399
Health Care	460	429
Electronics and Energy	337	256
Consumer	218	223
Corporate and Unallocated (e)	(1,046)	(93)
Elimination of Dual Credit	(164)	(142)

Total Company	$1,007	$1,742

(e)                      During the first quarter of 2018, the legal settlement impact to operating income was recorded under Corporate and Unallocated above, as further discussed in note (c).

About 3M

At 3M, we apply science in collaborative ways to improve lives daily. With $32 billion in sales, our 91,000 employees connect with customers all around the world.

Contacts

3M

Investor Contact:

Bruce Jermeland, 651-733-1807

or

Tony Riter, 651-733-1141

or

Media Contact:

Lori Anderson, 651-733-0831